Exhibit 99.1

SYSCO REACHES AGREEMENT TO SELL 11 US FOODS DISTRIBUTION CENTERS

TO PERFORMANCE FOOD GROUP CONTINGENT ON CONSUMMATION OF

SYSCO/US FOODS MERGER

Package of Locations with $4.6 Billion in Annual Revenue Designed to Allay

Federal Trade Commission Concerns

Houston (Feb. 2, 2015) – Sysco Corporation (NYSE: SYY) today announced that it has reached a definitive agreement to sell Performance Food Group 11 US Foods facilities related to its pending merger with US Foods. The divestiture package is contingent on consummation of the proposed merger of Sysco and US Foods announced in December 2013.

“Over the past 12 months, we have worked in good faith with the FTC to help them better understand the highly competitive U.S. foodservice distribution industry and the significant customer benefits that will result from the merger of Sysco and US Foods,” said Sysco President and Chief Executive Officer Bill DeLaney. “Unfortunately, the FTC has taken a different view of the potential competitive impacts of the merger. While we respectfully but vigorously disagree with the FTC’s analysis, we believe this divestiture package fully addresses its concerns.”

Sysco will now present its position, including this proposed remedy, to the five FTC commissioners and seek to obtain their approval.

The agreement calls for Sysco to sell Performance Food Group the following US Foods facilities at the completion of the US Foods transaction: Corona, Calif.; Denver, Col.; Kansas City, Kansas; Phoenix, Ariz.; Salt Lake City, Utah; San Diego, Calif.; San Francisco, Calif.; Seattle, Wash.; Cleveland, Ohio; Las Vegas, Nev.; and Minneapolis, Minn.

In US Foods’ most recent fiscal year, these distribution centers generated $4.6 billion in annual revenue. Sysco and Performance Food Group have also have agreed on a comprehensive multi-year transition services agreement to ensure a smooth transfer of assets from US Foods to Performance Food Group by providing various support services and personnel to help Performance Food Group succeed as the new business owner in these locations.

“The collection of distribution centers and other assets that Performance Food Group will acquire along with related support services agreements will enable us to compete effectively for national broadline foodservice customers,” said George Holm, Performance Food Group Chief Executive Officer and President. “We are excited by the opportunities for growth presented by this transaction and are confident that we will effectively execute our plans to become one of the country’s premier broadline distributors serving customers coast to coast.”

After selling these facilities, Sysco estimates it still will be able to achieve net annual synergies of at least $600 million in four years. This estimate reflects additional synergies identified during the company’s integration planning efforts.

“Our analysis shows that our projected synergies will remain substantial as we had previously outlined, even after reflecting the impact of divestitures,” DeLaney said. “This is a testament to the strength of our ongoing integration planning work and reaffirms the major efficiencies we can achieve by bringing Sysco and US Foods together. These savings will position Sysco to deliver significant new value to our customers, including lower costs.”

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Conference Call & Webcast

Sysco will discuss these matters with analysts and investors on its second quarter fiscal 2015 earnings conference call on Monday, February 2, 2015, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco.

About US Foods

As one of America’s great food companies and leading distributors, US Foods is Keeping Kitchens Cooking™ and making life easier for customers, including independent and multi-unit restaurants, healthcare and hospitality entities, government and educational institutions. With approximately $22 billion in annual revenue, the company offers more than 350,000 products, including high-quality, exclusive brands such as the innovative Chef’s Line®, a time-saving, chef-inspired line of scratch-quality products, and Rykoff Sexton®, a premium line of specialty ingredients sourced from around the world. The company proudly employs approximately 25,000 people in more than 60 locations nationwide. US Foods is headquartered in Rosemont, Ill., and jointly owned by affiliates of Clayton, Dubilier & Rice LLC and Kohlberg Kravis Roberts & Co. L.P. Discover more at www.usfoods.com. US Foods Media Contact: Michelle Calcagni, 847-720-1652

About Performance Food Group

Through its leading family of foodservice distributors – Performance Foodservice, Vistar and PFG Customized Distribution, Performance Food Group, Inc. (PFG) delivers over 150,000 national and proprietary-branded food and food-related products to more than 150,000 independent and national chain restaurants, quick-service eateries, pizzerias, theaters, schools, hotels, health care facilities and other institutions. PFG operates one of the nation’s largest private truck fleets, as well as 67 distribution centers and 11 Merchant’s Mart locations across the United States. The company currently employs more than 12,000 people nationwide. For more information, visit www.pfgc.com.

Performance Food Group Media Contact: Joe Vagi, 804-484-7737